CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,894,000	$243.95

Pricing supplement no. 2483

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 38-I dated January 31, 2014 and

underlying supplement no. 1-I dated November 14, 2011

Registration Statement No. 333-177923 Dated May 20, 2014 Rule 424(b)(2)

$1,894,000 Capped Dual Directional Knock-Out Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF due November 25, 2015

General

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The notes are designed for investors who seek a capped return of 1.25 times any appreciation (with a Maximum Upside Return of 27.00%), or a capped, unleveraged return equal to the absolute value of any depreciation (up to the Knock-Out Buffer Amount of 30.00%), of the lesser performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF at maturity, and who anticipate that, on any day during the Monitoring Period, the Index closing level or closing price, as applicable, of each of the Underlyings will not be less than its Initial Underlying Value by more than the Knock-Out Buffer Amount.

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Investors should be willing to forgo interest and dividend payments, and, if the Index closing level or closing price, as applicable, of either Underlying on any day during the Monitoring Period is less than its Initial Underlying Value by more than the Knock-Out Buffer Amount, be willing to lose some or all of their principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing November 25, 2015†
—	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
—	Minimum denominations of $1,000 and integral multiples thereof
—	The notes priced on May 20, 2014 (the “Pricing Date”) and are expected to settle on or about May 23, 2014.

Key Terms

Underlyings:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E) (the “Index”) and the iShares® MSCI Emerging Markets ETF (Bloomberg ticker symbol “EEM”) (the “Fund”) (each of the Index and the Fund, an “Underlying” and collectively, the “Underlyings”)
Upside Leverage Factor:	1.25
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the Index closing level or closing price, as applicable, of either Underlying is less than its Initial Underlying Value by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	30.00%
Payment at Maturity:

If the Ending Underlying Value of each Underlying is greater than or equal to its Initial Underlying Value, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Lesser Performing Underlying Return, multiplied by 1.25, subject to the Maximum Upside Return. Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return × 1.25), subject to the Maximum Upside Return

If the Ending Underlying Value of either Underlying is less than its Initial Underlying Value but a Knock-Out Event has not occurred, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Underlying Return of the Lesser Performing Underlying, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Underlying Return of the Lesser Performing Underlying)

Because a Knock-Out Event will occur if the Ending Underlying Value of either Underlying is less than its Initial Underlying Value by more than the Knock-Out Buffer Amount of 30.00%, the Knock-Out Buffer Amount is effectively a cap on your return at maturity if the Lesser Performing Underlying Return is negative. Under these circumstances, your maximum payment at maturity, which we refer to as the maximum downside payment, is $1,300.00 per $1,000 principal amount note.

If the Ending Underlying Value of either Underlying is less than its Initial Underlying Value and a Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Value of the Lesser Performing Underlying is less than its Initial Underlying Value. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

If the Ending Underlying Value of either Underlying is less than the Initial Underlying Value and a Knock-Out Event has occurred, you will lose some or all of your principal amount at maturity.

Maximum Upside Return:	27.00%, which results in a maximum upside payment at maturity of $1,270.00 per $1,000 principal amount note. For example, if the Lesser Performing Underlying Return is 21.60%, you will receive the Maximum Upside Return of 27.00%, which entitles you to the maximum upside payment of $1,270.00 per $1,000 principal amount note.
Monitoring Period:	The period from, but excluding, the pricing date to, and including, the Observation Date
Underlying Return:	With respect to each Underlying: (Ending Underlying Value – Initial Underlying Value) Initial Underlying Value
Original Issue Date (Settlement Date):	On or about May 23, 2014
Observation Date† :	November 20, 2015
Maturity Date†:	November 25, 2015
CUSIP:	48127DHC5
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 38-I

Investing in the Capped Dual Directional Knock-Out Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 38-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$1	$999
Total	$1,894,000	$1,894	$1,892,106
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $1.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-65 of the accompanying product supplement no. 38-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $981.20 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 20, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 38-I dated January 31, 2014 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 38-I and “Risk Factors” in the accompanying underlying supplement no.1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 38-I dated January 31, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000095010314000620/crt_dp43550-424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Initial Underlying Value:	With respect to the Index, the Index closing level of the Index on the Pricing Date, which was 3,163.93. With respect to the Fund, the closing price of one share of the Fund on the Pricing Date, which was $42.59, divided by the Share Adjustment Factor.
Ending Underlying Value:	With respect to each Underlying, the Index closing level or closing price, as applicable, of that Underlying on the Observation Date
Absolute Underlying Return:	With respect to each Underlying, the absolute value of its Underlying Return. For example, if the Underlying Return of an Underlying is -5%, its Absolute Underlying Return will equal 5%.
Share Adjustment Factor:	With respect to the Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 38-I.
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings

JPMorgan Structured Investments —

Capped Dual Directional Knock-Out Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

PS-1

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL IF THE LESSER PERFORMING UNDERLYING RETURN IS POSITIVE — The notes provide the opportunity to enhance equity returns by multiplying any appreciation in the Lesser Performing Underlying by 1.25, up to the Maximum Upside Return of 27.00%, and accordingly, the maximum payment at maturity if the Lesser Performing Underlying Return is positive is $1,270.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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POTENTIAL FOR A RETURN OF UP TO 30.00% ON THE NOTES EVEN IF THE LESSER PERFORMING UNDERLYING RETURN IS NEGATIVE — If the Ending Underlying Value of either Underlying is less than its Initial Underlying Value but a Knock-Out Event has not occurred, you will earn a positive, unleveraged return on the notes equal to the Absolute Underlying Return of the Lesser Performing Underlying. Because the Absolute Underlying Return of the Lesser Performing Underlying is based on the absolute value of the change from its Initial Underlying Value to its Ending Underlying Value, under these circumstances, you will earn a positive return on the notes even if the Ending Underlying Value of the Lesser Performing Underlying is less than its Initial Underlying Value. For example, if the Lesser Performing Underlying Return is -5%, the Absolute Underlying Return of the Lesser Performing Underlying will equal 5%. Because a Knock-Out Event will occur if the Ending Underlying Value of either Underlying is less than its Initial Underlying Value by more than the Knock-Out Buffer Amount of 30.00%, your maximum downside payment is $1,300.00 per $1,000 principal amount note.

—	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the EURO STOXX 50® Index or the iShares® MSCI Emerging Markets ETF.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name. For additional information about the Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 38-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF	PS-2

instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlyings or any of the equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 38-I dated January 31, 2014 and “Risk Factors” in the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Lesser Performing Underlying and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Lesser Performing Underlying Return is positive or negative. If, on any day during the Monitoring Period, the Index closing level or closing price, as applicable, of either Underlying is less than its Initial Underlying Value by more than the Knock-Out Buffer Amount, a Knock-Out Event will occur, and the benefit provided by the Knock-Out Buffer Amount will terminate. Under these circumstances, you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Value of the Lesser Performing Underlying is less than its Initial Underlying Value. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM UPSIDE RETURN AND THE KNOCK-OUT BUFFER AMOUNT — If the Ending Underlying Value of either Underlying is greater than its Initial Underlying Value, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return calculated by multiplying the Lesser Performing Underlying Return by 1.25 but that will not exceed the Maximum Upside Return of 27.00%, regardless of the appreciation of that Underlying, which may be significant.

In addition, if the Ending Underlying Value of either Underlying is less than its Initial Underlying Value, and a Knock-Out Event has not occurred, you will receive at maturity $1,000 plus a return equal to the Absolute Underlying Return of the Lesser Performing Underlying, up to the Knock-Out Buffer Amount of 30.00%. Because a Knock-Out Event will occur if the Ending Underlying Value of either Underlying is less than its Initial Underlying Value by more than the Knock-Out Buffer Amount, the Knock-Out Buffer Amount is effectively a cap on your return at maturity if the Lesser Performing Underlying Return is negative, and your maximum downside payment is 1,300.00 per $1,000 principal amount note.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 38-I for additional information about these risks.

JPMorgan Structured Investments —

Capped Dual Directional Knock-Out Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

PS-3

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. Your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings. The performance of the Underlyings may not be correlated. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

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THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the Index closing level or closing price, as applicable, of either Underlying is less than its Initial Underlying Value by more than the Knock-Out Buffer Amount, the benefit provided by the Knock-Out Buffer Amount will terminate and you will be fully exposed to any depreciation in the Lesser Performing Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Value of either Underlying is less than its Initial Underlying Value, you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Value of the Lesser Performing Underlying is less than its Initial Underlying Value. You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the Index closing level or closing price, as applicable, of that Underlying is greater than or equal to its Initial Underlying Value or is below its Initial Underlying Value by not more than the Knock-Out Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received a return equal to the Lesser Performing Underlying Return (which will be negative) plus the Knock-Out Buffer Amount. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying. Accordingly, if the Ending Underlying Value of either Underlying is less than its Initial Underlying Value and a Knock-Out Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Underlying Value of the other Underlying is greater than or equal to its Initial Underlying Value or below its Initial Underlying Value by not more than the Knock-Out Buffer Amount.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF	PS-4

predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level or price, as applicable, of the Underlyings, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the levels or prices, as applicable, of the Underlyings;
—	the time to maturity of the notes;
—	whether a Knock-Out Event has occurred or is expected to occur;
—	the dividend rates on the Fund and the equity securities included in or held by the Underlyings;
—	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
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the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in or held by the Underlyings trade and the correlation among those rates and the levels or prices, as applicable, of the Underlyings;

—	the occurrence of certain events to the Fund that may or may not require an adjustment to the applicable Share Adjustment Factor; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the equity securities included in or held by the Underlyings would have.

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VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the pricing date that a Knock-Out Event could occur. An Underlying’s volatility, however, can change significantly over the term of the notes. The Index closing level or closing price, as applicable, of an Underlying could fall sharply on the Observation Date, which could result in a significant loss of principal.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

JPMorgan Structured Investments —

Capped Dual Directional Knock-Out Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

PS-5

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DIFFERENCES BETWEEN THE FUND AND ITS UNDERLYING INDEX — The Fund does not fully replicate its Underlying Index and may hold securities not included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index.

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NON-U.S. SECURITIES RISK WITH RESPECT TO BOTH THE INDEX AND THE FUND — The equity securities included in or held by the Underlyings have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

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EMERGING MARKETS RISK WITH RESPECT TO THE FUND — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
—	political, civil or military unrest in the countries issuing those currencies and the United States; and
—	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

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NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Index are based, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for the Fund for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF	PS-6

shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

JPMorgan Structured Investments —

Capped Dual Directional Knock-Out Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

PS-7

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes that the Lesser Performing Underlying is the iShares® MSCI Emerging Markets ETF. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the Index closing level or closing price, as applicable, of either Underlying will be on any day during the Monitoring Period. Each hypothetical total return or payment at maturity set forth below assumes an Initial Underlying Value for the Lesser Performing Underlying of $41 and reflect the Knock-Out Buffer Amount of 30.00%, the Maximum Upside Return of 27.00% and the Upside Leverage Factor of 1.25. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

			Total Return
Ending Underlying Value of the Lesser Performing Underlying	Lesser Performing Underlying Return	Absolute Underlying Return of the Lesser Performing Underlying	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
$73.8000	80.00%	80.00%	27.00%	27.00%
$67.6500	65.00%	65.00%	27.00%	27.00%
$61.5000	50.00%	50.00%	27.00%	27.00%
$57.4000	40.00%	40.00%	27.00%	27.00%
$53.3000	30.00%	30.00%	27.00%	27.00%
$51.2500	25.00%	25.00%	27.00%	27.00%
$49.8560	21.60%	21.60%	27.00%	27.00%
$49.2000	20.00%	20.00%	25.00%	25.00%
$45.1000	10.00%	10.00%	12.50%	12.50%
$43.0500	5.00%	5.00%	6.25%	6.25%
$41.4100	1.00%	1.00%	1.25%	1.25%
$41.0000	0.00%	0.00%	0.00%	0.00%
$40.5900	-1.00%	1.00%	1.00%	-1.00%
$38.9500	-5.00%	5.00%	5.00%	-5.00%
$36.9000	-10.00%	10.00%	10.00%	-10.00%
$32.8000	-20.00%	20.00%	20.00%	-20.00%
$28.7000	-30.00%	30.00%	30.00%	-30.00%
$28.6959	-30.01%	N/A	N/A	-30.01%
$24.6000	-40.00%	N/A	N/A	-40.00%
$20.5000	-50.00%	N/A	N/A	-50.00%
$16.4000	-60.00%	N/A	N/A	-60.00%
$12.3000	-70.00%	N/A	N/A	-70.00%
$8.2000	-80.00%	N/A	N/A	-80.00%
$4.1000	-90.00%	N/A	N/A	-90.00%
$0.0000	-100.00%	N/A	N/A	-100.00%
(1)	The Index closing level or closing price, as applicable, of the Lesser Performing Underlying on each day during the Monitoring Period is greater than or equal to 70.00% of its Initial Underlying Value.
(2)	The Index closing level or closing price, as applicable, of the Lesser Performing Underlying on any day during the Monitoring Period is less than 70.00% of its Initial Underlying Value.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The closing price of one share of the Lesser Performing Underlying increases from the Initial Underlying Value of $41 to an Ending Underlying Value of $43.05. Because the Ending Underlying Value of the Lesser Performing Underlying of $43.05 is greater than its Initial Underlying Value of $41 and the Lesser Performing

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF	PS-8

Underlying Return of 5% does not exceed the Maximum Upside Return of 27.00%, the investor receives a payment at maturity of $1,062.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5% × 1.25) = $1,062.50

Example 2: The closing price of one share of the Lesser Performing Underlying increases from the Initial Underlying Value of $41 to an Ending Underlying Value of $51.25. Because the Ending Underlying Value of the Lesser Performing Underlying is $51.25, and the Lesser Performing Underlying Return of 25% multiplied by 1.25 exceeds the Maximum Upside Return of 27.00%, the investor receives a payment at maturity of $1,270 per $1,000 principal amount note, the maximum upside payment, calculated as follows:

$1,000 + ($1,000 × 27%) = $1,270

Example 3: A Knock-Out Event has not occurred and the closing price of one share of the Lesser Performing Underlying decreases from the Initial Underlying Value of $41 to an Ending Underlying Value of $38.95. Although the Lesser Performing Underlying Return is negative, because a Knock-Out Event has not occurred and the Absolute Underlying Return of the Lesser Performing Underlying is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 4: A Knock-Out Event has not occurred and the closing price of one share of the Lesser Performing Underlying decreases from the Initial Underlying Value of $41 to an Ending Underlying Value of $28.70. Although the Lesser Performing Underlying Return is negative, because a Knock-Out Event has not occurred and the Absolute Underlying Return of the Lesser Performing Underlying is equal to the Knock-Out Buffer Amount of 30%, the investor receives a payment at maturity of $1,300 per $1,000 principal amount note, the maximum downside payment, calculated as follows:

$1,000 + ($1,000 × 30%) = $1,300

Example 5: A Knock-Out Event has occurred and the closing price of one share of the Lesser Performing Underlying decreases from the Initial Underlying Value of $41 to an Ending Underlying Value of $20.50. Because a Knock-Out Event has occurred and the Ending Underlying Value of the Lesser Performing Underlying is less than its Initial Underlying Value by more than the Knock-Out Buffer Amount of 30% and because the Lesser Performing Underlying Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —

Capped Dual Directional Knock-Out Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

PS-9

Historical Information

The following graphs show the historical weekly performance of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF from January 2, 2009 through May 16, 2014. The Index closing level of the EURO STOXX 50® Index on May 20, 2014 was 3,163.93. The closing price of one share of the iShares® MSCI Emerging Markets ETF on May 20, 2014 was $42.59.

We obtained the various Index closing levels or closing prices, as applicable, of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels or prices, as applicable, of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level or closing price, as applicable, of either Underlying on the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF	PS-10

internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Underlying?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Notice to Investors

The notes may cause you to become subject to short position disclosure requirements if they confer a financial advantage on you in the event of a decrease in the price or value of any relevant shares under Regulation (EU) No. 236/2012 (the “Short Selling Regulation”). This will occur if the short position represented by the short exposure provided by the notes, when combined with other long and short positions you may hold, causes you to cross a relevant net short position disclosure threshold under the Short Selling Regulation. It is your responsibility to monitor your net short positions and to comply with the obligations applicable to you under the Short Selling Regulation. You should consult with your own legal and regulatory advisers regarding the notes should you have any concerns about these requirements.

JPMorgan Structured Investments —

Capped Dual Directional Knock-Out Buffered Return Enhanced Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

PS-11

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF	PS-12